PROSPECTUS Dated June 11, 2002                     Pricing Supplement No. 54 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-83616
Dated June 12, 2002                                          Dated May 20, 2003
                                                                 Rule 424(b)(3)

                                 Morgan Stanley


                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                  Euro Fixed Rate Senior Bearer Notes Due 2010
                             ---------------------

     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), will not redeem these Global Medium-Term Notes, Series E (Euro Fixed Rate Senior Bearer Notes Due 2010) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:                   JPY 3,000,000,000

Maturity Date:                      June 3, 2010

Settlement Date
   (Original Issue Date):           June 3, 2003

Interest Accrual Date:              June 3, 2003

Issue Price:                        100%

Specified Currency:                 Japanese Yen ("JPY")

Redemption Percentage
   at Maturity:                     100%

Initial Redemption
   Percentage:                      N/A

Annual Redemption
   Percentage Reduction:            N/A

Optional Repayment
   Date(s):                         N/A

Interest Rate:                      0.83% per annum

Maximum Interest Rate:              N/A

Minimum Interest Rate:              N/A

Interest Payment Dates:             Each June 3, commencing June 3,
                                    2004; provided that if any such day
                                    (except the Maturity Date) is not a
                                    Business Day, that Interest Payment
                                    Date will be the next succeeding
                                    Business Day, unless that succeeding
                                    Business Day would fall in the next
                                    calendar month, in which case such
                                    Interest Payment Date will be the
                                    immediately preceding Business Day

Interest Payment
   Period:                          Annual

Denominations:                      JPY 100,000,000

Business Day:                       Tokyo, New York and London

Common Code:                        16935298

ISIN:                               XS0169352985

Other Provisions:                   None

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY